EXHIBIT 99.L

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made effective this 31st day of July, 2013, by and between GRANITE FALLS ENERGY, LLC, a Minnesota limited liability company (the “Buyer”) and ROLAND J. FAGEN and DIANE K. FAGEN (the “Sellers”).

The Sellers collectively own 100% of the membership interests of Project Viking, L.L.C., a Minnesota limited liability company (the “Company”).

The Buyer and the Sellers desire that the Buyer purchase 100% of the membership interests of the Company under the terms and conditions of this Agreement.

Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

SECTION 1

THE MEMBERSHIP INTEREST PURCHASE

1.1           Purchase and Sale of Membership Interest.  Pursuant to the terms and conditions of this Agreement, the Sellers agree to sell to the Buyer and the Buyer agrees to purchase from the Sellers, 100% of the membership interests of the Company (the “Membership Interests”) for an aggregate purchase price of Seventeen Million Twenty-Four Thousand Five Hundred Dollars ($17,024,500) (the “Purchase Price”).  At the Closing, Buyer shall pay the Purchase Price as follows:

(a)           Buyer shall pay $8,000,000 of the Purchase Price by wire transfer of immediately available funds to an account specified in writing by the Sellers;

(b)           Buyer shall issue to the Sellers a secured promissory note in the form attached hereto as Exhibit A (the “Note”) in the original principal amount of $4,024,500; and

(c)           Buyer shall assume all of the Sellers’ and the Company’s obligations under that certain Promissory Note in the principal amount of $5,000,000 having Loan Number 28407, dated July 23, 2013, in favor of Granite Falls Bank  (the “GF Note”) as of the Effective Date.  Buyer shall execute and deliver an Assumption Agreement, in the form attached hereto as Exhibit B (the “Assumption”), evidencing such assumption and the consent of Granite Falls Bank to such assumption.

1.2          Closing.  The closing of the sale and purchase of the Membership Interests (the “Closing”) will take place simultaneously with the execution of this Agreement at the offices of Leonard Street and Deinard Professional Association, located at 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota at 10:00 a.m. local time, or by such other method or at such other place or different time as may be mutually acceptable to the Buyer and the Sellers.

1.3          Closing Deliveries.  At the Closing, in addition to delivering a duly executed copy of this Agreement:

(a)           the Buyer will pay the Purchase Price and deliver a duly executed Note, a duly executed Assumption, and a duly executed Assignment in Blank (defined below) to the Sellers in accordance with Section 1.1 above; and

(b)           the Sellers will deliver duly executed assignments for the uncertificated Membership Interests to the Buyer.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In order to induce Buyer to purchase the Membership Interests from Sellers, the Sellers hereby represent and warrant to the Buyer, as of the date hereof, as follows:

2.1           Organization; Good Standing; Assets.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Minnesota and has all requisite corporate power and authority to conduct its business as currently conducted.

2.2           Capitalization of the Company.  The Membership Interests constitute 100% of the issued and outstanding equity interests of the Company.  There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating the Sellers or the Company, directly or indirectly, to issue, sell (other than the transactions contemplated by this Agreement), purchase, acquire or otherwise transfer or deliver any equity interest in the Company, or any agreement, document, instrument or obligation convertible or exchangeable therefor.

2.3          Title to Membership Interests.  The Sellers own of record and beneficially the Membership Interests, which are, subject to any provisions contained in the GF Note, free and clear of any obligation, lien, claim, pledge, security interest, liability, charge, contingency or other encumbrance or claim of any nature whatsoever (a “Lien”).  Upon sale of the Membership Interests to the Buyer hereunder, the Buyer will acquire the entire legal and beneficial interest in the Membership Interests, free and clear of any Lien except such Liens that may be imposed by the Note and/or the GF Note.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER

In order to induce the Sellers to sell the Membership Interests to the Buyer, the Buyer hereby represents and warrants to the Sellers as of the date hereof, as follows:

3.1          Organization, Standing of Buyer. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Buyer has full power and authority under applicable law to own, lease and operate its properties and to carry on the business in which it is engaged.

3.2          Due Authorization.  The Buyer has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transaction contemplated hereby.  The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transaction contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Buyer.  This Agreement has been duly executed and delivered by the Buyer and (assuming due execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

3.3          No Violation.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby does not and will not violate or conflict with the constituting documents of Buyer or any subsidiary, or violate any legal requirement or order applicable to the Buyer or any subsidiary.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby by the Buyer does not and will not require any third-party action, or conflict with or constitute a default under, or result in the acceleration or right of acceleration, of any obligations, or any termination or right of termination under any contract.  No consent of any third party is required as a result of, or in connection with, the execution, delivery and performance of this Agreement or the consummation of the transaction contemplated hereby.

3.4          Financing.  The Buyer has or shall have sufficient cash on hand or other sources of immediately available funds to enable it to make payment in full of all obligations under the Note and the GF Note on or prior to August 30, 2013.

SECTION 4

OTHER COVENANTS

4.1          Publicity.  No party hereto will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of all other parties.

4.2          Resignations.  Effective as of the Closing, the Sellers hereby resign from all officer, manager, director, and other roles and positions he or she holds with the Company.

4.3          SEC Filings.  The Buyer shall promptly cause to be made on behalf of the Company all filings with the Securities and Exchange Commission required as a result of the transactions contemplated by this Agreement or the subscription by the Company to purchase additional equity of Heron Lake BioEnergy, LLC.

4.4          Grant of Security Interest.  The Buyer hereby pledges and grants to the Sellers, and hereby creates a continuing first priority lien and security interest in favor of the Sellers in and to all of its right, title and interest in and to the Membership Interest (the “Collateral”).  The Collateral secures the due and prompt payment and performance of: (a) the obligations of the Buyer from time to time arising under the Note and this Agreement with respect to the due and prompt payment of (i) the principal of and interest on the Note (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Buyer under or in respect of the Note and this Agreement.  The Buyer shall, from time to time, as may be required by the Sellers with respect to all Collateral, immediately take all actions as may be requested by the Sellers to perfect the security interest of the Sellers in the Collateral.  In connection with the granting of the security interest in the Collateral, the Buyer shall execute and deliver to the Sellers an assignment in blank in the form attached hereto as Exhibit C (the “Assignment in Blank”).  The Buyer hereby irrevocably authorizes the Sellers at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Buyer hereunder, without the signature of the Buyer where permitted by law, including the filing of a financing statement describing the Collateral as all Membership Interest in Project Viking, L.L.C. now owned or hereafter acquired by the Buyer, or words of similar effect. The Buyer agrees to provide all information required by the Sellers pursuant to this Section 4.4 promptly to the Sellers upon request.  The Buyer shall not issue any additional equity in the Company to any third party, grant any Lien on the Collateral that has a priority over the Sellers’ security interest in the Collateral, or take any other action which may harm the Sellers’ interest and rights in the Collateral, at any time prior to payment in full of all amounts owed to the Sellers and Granite Falls Bank pursuant to the terms of this Agreement.  If the Buyer shall fail to pay the Note when due or otherwise be in default under the Note, and such default is continuing, the Sellers, without any other notice to or demand upon the Buyer, may assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral.

SECTION 5

MISCELLANEOUS

5.1          Survival; Indemnification. The parties agree that the representations and warranties of each party shall survive and remain in full force and effect after the execution of this Agreement and after payment for the delivery of the Membership Interests.  Each party agrees to indemnify and hold harmless the other party from and against any and all loss, damage or liability due to or arising out of, a breach of any agreement or representation or warranty in this Agreement by such party.  Notwithstanding anything in this Agreement to the contrary, the maximum amount that the Sellers shall be entitled to recover from the Buyer pursuant to the indemnity obligation of this Agreement shall in no event exceed the Purchase Price and the maximum amount that the Buyer shall be entitled to recover from the Sellers pursuant to this Agreement shall in no event exceed the Purchase Price.

5.2          Expenses. Whether or not the transaction contemplated by this Agreement is consummated, the Seller and the Buyer shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants and other experts.

5.3          Complete Agreement; Waiver and Modification; No Third Party Beneficiaries. This Agreement, together with the Note, constitutes the entire agreement between the parties pertaining to the subject- matter hereof and supersedes all prior agreements and understandings of the parties with the respect to the subject-matter hereof.  There are no representations or warranties by any party except those expressly stated for herein, any implied warranties being hereby expressly disclaimed by both parties. There are no covenants or conditions except those expressly stated herein. No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party unless made in a writing signed by such party. This Agreement may be modified by mutual agreement of the parties. Nothing in this Agreement shall be construed to give any person other than the express parties hereto any rights or remedies.

5.4          Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

(a)           If to the Buyer:

Granite Falls Energy, LLC

15045 Hw. 23 SE, P.O. Box 216

Granite Falls, MN  56241-0216

Attention:  Paul Enstad

Facsimile:  (320) 564-3190

with copy to:

STONEBERG, GILES & STROUP, P.A.

300 South O’Connell Street, Marshall, MN  56258-2638

Attention:  Kevin K. Stroup

Facsimile:  (507) 532-3498

(b)           If to the Sellers:

Roland and Diane Fagen

P.O. Box 159

501 West Highway 212

Granite Falls, MN 56242

Facsimile:              (320) 564-3278

with copy to:

Leonard, Street and Deinard Professional Association

The Army and Navy Club Building

1627 Eye Street NW, Suite 610

Washington, DC 20006

Attn:                   Jonathan W. Gottlieb, Esq.

Facsimile:          (202) 974-6101

5.5          Law Governing. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Minnesota.

5.6          Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto.

5.7          Counterparts, Separate Signature Pages. This Agreement may be executed in any number of counterparts, or using separate signature pages.  Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.8          Severability. In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

5.9          Brokers.  The parties represent they have not used a broker in connection with this Agreement, and therefore neither party will incur, directly or indirectly, any liability for brokerage or agent commissions or any other similar charges.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement.

BUYER		SELLERS

GRANITE FALLS ENERGY, LLC

By:	/s/ Paul Enstad	/s/ Roland J. Fagen
Roland J. Fagen
Its:	Chairman

/s/ Diane K. Fagen
Diane K. Fagen